Exhibit 99.1

GrowGeneration Acquires Mobile Media Inc. and MMI Agriculture

NEWS PROVIDED BY

GrowGeneration

Jan 04, 2022, 08:00 ET

Expands Essential Products to the Vertical Farming Industry

Denver, Colo., Jan. 4, 2022 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the nation’s largest chain of specialty hydroponic and organic garden centers, today announced it has acquired the assets of Mobile Media, Inc and MMI Agriculture (MMI), an Ellenville, NY based mobile shelving manufacturing and warehouse facility. Transaction terms were $9.4 million in cash and stock, inclusive of inventory, fixed assets, and goodwill.  MMI generated over $14.0 million in revenue in 2021.

VERTICAL (CNW Group/GrowGeneration)

VERTICAL 2 (CNW Group/GrowGeneration)

MMI has long been a trusted manufacturer of high-density mobile shelving systems, commonly referred to as “benching,” to a variety of industries including agriculture, retail, commercial, and government, offering a complete turnkey solution, specializing in design, custom manufacturing, shelving systems, and installation across the United States.  High-density mobile systems have become a vital part of agriculture grow facilities by increasing overall canopy space both vertically and across the floor by maintaining one moveable aisle in each grow system. MMI has gained significant traction in the agriculture industry by innovating a tiered decking system incorporated within the mobile system, allowing growers to reach numerous vertical tiers while maintaining total system functionality. MMI occupies two warehouses totaling over 70,000 sq. ft. and will continue to produce products in its manufacturing facility in NY.

Over the years, a growing awareness of the benefits of indoor vertical gardening has allowed the vertical farming market to gain significant momentum.  Because vertical farming is not weather dependent, it allows farmers to achieve a consistent annual crop production, with improved yields using significantly less water and a much smaller footprint, without having to worry about adverse weather conditions, compared to outdoor conventional farming.

“Indoor vertical farming solutions has become a strategic priority for GrowGen, and a key component of our long-term revenue generation plan.  Lighting and benching are the first two key components of a grow facility.  Combining the adoption of our Ion LED light and cost savings achieved through indoor vertical cultivation using MMI’s vertical benching systems is an important part of GrowGen’s value proposition. Together, GrowGen and MMI increase opportunities for growers by offering not just GrowGen’s robust selection of hydroponic solutions and products, but also a mobile system to utilize these products,” said Michael Salaman, GrowGen’s President, and Co-Founder. “This key strategic acquisition is especially important, as we expand in newly legalizing East Coast states like New York, New Jersey, Pennsylvania, and the New England states Maine, Massachusetts, Connecticut, and Vermont, where indoor vertical growing will be the method of growing.  MMI offers a great system and solution that is accompanied by an industry best warranty. We are proud to bring MMI and its team under our umbrella. Every bit of canopy grow space is critical to any grow facility. Being able to design and deliver a space saving mobile system, then execute the design by adding in irrigation, drainage, air flow, lighting, and automation solutions, gives us a stronger presence in today’s market.  GrowGeneration is a true one-stop turnkey outfitting solution for cultivators everywhere.”

MMI’s high-density mobile carriages help growers maximize yields up to 200% more per harvest by having more available canopy space. MMI’s professional drafters are well-versed in developing floor plans and customized drawings that maximize capacity using the latest CAD software to create systems that meet each client’s specific needs and determine final capacity. In addition, MMI’s experienced nationwide installation crew to ensures that every system is installed and running correctly.

“I started MMI, 35 years ago, with the goal of providing the highest-quality vertical racking systems and I’m fortunate to find a partner like GrowGen, one of the most trusted names in hydroponic and organic gardening,” said Lance Pennington, founder of MMI.  “GrowGen’s leadership position in selling products into the indoor vertical farming industry combined with MMI’s indoor vertical racking systems now offers our customers a one stop solution for all their indoor cultivation products makes this the perfect partnership.”

About GrowGeneration Corp.:

GrowGeneration owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGeneration has 62 stores, which include 23 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 2 locations in Nevada, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, 1 location in Massachusetts and 1 location in New Mexico.

GrowGeneration also operates an online superstore for cultivators at growgeneration.com and B2B e-commerce platform, agron.io. GrowGeneration carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

For more information about GrowGeneration, or to locate its stores, visit www.growgeneration.com.

About Mobile Media Inc. and MMI Agriculture:

MMI, founded in 1986, serves a variety of markets with a mobile system custom manufactured for facilities and stockrooms of any size.  Each client receives a design that achieves maximum storage capacity, saved space, and compliance with all egress, seismic, and building codes being met.  MMI manufactures and warehouses in Ellenville, NY striving to provide all clients efficient mobile shelving systems with exceptional customer service and support MMI Agriculture is an industry-leading provider of vertical farming and space optimization solutions. We work with commercial agriculture professionals to design, install, and optimize operational spaces throughout cultivation, post-harvest, manufacturing, and distribution facilities through the implementation of the vertical and mobile rack, cart, and ventilation systems. The MMI team has over 35 years of commercial mobile storage experience operational experience.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered  forward-looking within the meaning of applicable securities laws. While these forward-looking  statements represent our current judgments, they are subject to risks and uncertainties that could  cause actual results to differ materially. You are cautioned not to place undue reliance on these  forward-looking statements, which reflect our opinions only as of the date of this release. Please  keep in mind that we are not obligating ourselves to revise or publicly release the results of any  revision to these forward-looking statements in light of new information or future events. When  used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such  words and similar expressions are intended to identify forward-looking statements. Factors that  could cause actual results to differ materially from those contemplated in any forward-looking  statements made by us herein are often discussed in filings we make with the United States

Securities and Exchange Commission, available at: www.sec.gov, and on our website, at:  www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	Instagram: growgen
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenCorp

Company Inquiries:
GrowGeneration Corp.
610-216-0057
michael@growgeneration.com

Investor Contact:
John Evans
GrowGeneration
john.evans@growgeneration.com
415-309-0230

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